Exhibit 5.1

September 2, 2022

To: Entera Bio Ltd. Kiryat Hadassah, Minrav Building - Fifth Floor Jerusalem Israel

Re: Prospectus Supplement

Ladies and Gentlemen:

We have acted as Israeli counsel to Entera Bio Ltd., an Israeli company (the “Company”) in connection with the Sales Agreement, dated as of  September 2, 2022 (the “Sales Agreement”), entered into by and between the Company and SVB Securities LLC  (the “Agent”) pursuant to which the Company has agreed to offer and sell ordinary shares, par value NIS 0.0000769 of the Company (“Ordinary Shares" or “Shares”) in an aggregate amount of up to 5,000,000 Ordinary Shares pursuant to that certain Prospectus (as defined below) (the “ATM Shares”). The ATM Shares will be issued pursuant to the registration statement on Form S-3 (No. 333-265286) filed by the Company with the United States Securities and Exchange Commission (the “SEC”) on May 27, 2022 (the “Registration Statement”) and the prospectus supplement dated on or around the date hereof (the “Prospectus”), covering the ATM Shares.

This opinion letter is rendered pursuant to Item 16 of Form S-3 promulgated by the SEC and Item 601(b)(5) of Regulation S-K under the Securities Act, in connection with the filing of the Registration Statement.

In connection herewith, we have examined the originals, photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) a copy of the Registration Statement and the related Prospectus contained therein covering the ATM Shares; (ii) a copy of the articles of association of the Company, as amended and restated and currently in effect (the “Articles”); (iii) minutes of a meeting or written resolutions of the board of directors of the Company (the “Board”) at which the filing of the Registration Statement and the Prospectus, the execution of the Sales Agreement and the actions to be taken in connection therewith were approved, and (iv) such other documents, corporate records, agreements, certificates and other instruments, and have made inquiries with such officers and representatives of the Company, as we have deemed necessary or advisable for the purpose of rendering this opinion.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, confirmed as photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

We have also assumed the truth of all facts communicated to us by the Company and that all minutes of meetings of the Board that have been provided to us are true and accurate and have been properly prepared in accordance with the Articles and all applicable laws. We have assumed, that at the time of the execution and delivery of the Sales Agreement and as long as such Sales Agreement remains effective, between the Company and the Agent pursuant to which any of the ATM Shares which may be issued will be a valid and legally binding obligation of the Agent, enforceable against the Agent in accordance with its terms. We have further assumed that at the time of the issuance and sale of any of the ATM Shares, the terms of the ATM Shares, and their issuance and sale, will have been established so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company. We have further assumed that in no event shall the Company issue or sell through the Agent such number of ATM Shares that (a) exceeds the number of shares or dollar amount of Ordinary Shares registered on the Registration Statement pursuant to which the sale of the ATM Shares is being made or (b) exceeds the number of shares or dollar amount registered on the Prospectus.

Based upon and subject to the foregoing, we are of the opinion that with respect to the ATM Shares, that upon payment to the Company of the consideration for the ATM Shares in such amount as has been authorized and approved by the Board, or in amount as may be authorized and approved by the Board or a pricing committee of the Board from time to time in accordance with Israeli law, the ATM Shares, when issued and sold under the Sales Agreement as described in the Registration Statement and Prospectus, will be duly authorized, validly issued, fully paid and non-assessable.

You have informed us that you intend to issue the ATM Shares, from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof. We understand that prior to issuing any ATM Shares, you will afford us an opportunity to review the corporate approval documents and operative documents pursuant to which such ATM Shares are to be issued (including the authorizing resolutions) and we will file such supplement or amendment to this opinion (if any) as we may reasonably consider necessary or appropriate by reason of the terms of such ATM Shares.

With respect to our opinion as to the ATM Shares, we have assumed that, at the time of issuance and sale and to the extent any such issuance would exceed the maximum share capital of the Company currently authorized, the number of Ordinary Shares that the Company is authorized to issue shall have been increased in accordance with the Articles and as described in the Registration Statement and pursuant to the Prospectus, such that a sufficient number of Ordinary Shares are authorized and available for issuance under the Articles, as then in effect.

We consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Company. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of the SEC’s Regulation S-K under the Securities Act.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and limited to Israeli law, and no opinion is implied or may be inferred beyond the matters expressly stated.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the date hereof that may alter, affect or modify the opinions expressed herein.

Very truly yours, /s/ Herzog Fox & Neeman Herzog Fox & Neeman